Exhibit (p)(26)

WHV INVESTMENT MANAGEMENT

CODE OF ETHICS AND BUSINESS CONDUCT

Effective: December 10, 2012

WHV Investment Management 301 Battery Street, Suite 400 San Francisco, CA 94111-3203 Tel: (800) 204-2650 whv.com

TABLE OF CONTENTS

STATEMENT OF ETHICS AND FIDUCIARY OBLIGATION	1

I. INTRODUCTION	1

II. GENERAL POLICIES	2

III. CONFLICTS OF INTEREST	3

A. General Statement	3

B. Outside Employment	4

C. Outside Directorships	4

D. Fiduciary Appointments	5

IV. GIFTS AND ENTERTAINMENT	6

A. Guiding Principles	6

B. General Rule	6

C. Gift and Entertainment Guidelines	6

D. Restricted Recipients of Gifts and Entertainment	8

E. Receipt of Gifts and Entertainment	12

F. Gifts and Entertainment Monitoring	13

V. INSIDER TRADING	14

A. General Statement	14

B. Definitions	14

C. Relationships with Clients	15

D. Paid Research Providers	15

E. Rumors	15

F. Manipulative Trading Practices	16

G. Additional Restrictions	16

H. Resolving Issues Concerning Insider Trading	16

VI. PERSONAL SECURITIES TRADING	16

A. General Statement	16

B. Access Persons	17

C. Reportable Securities	18

D. Beneficial Interest	19

E. Control	20

F. Pre-Clearance Procedures	21

G. Restrictions and Limitations	22

H. Trade Confirmations	25

I. Reporting	25

J. WHV Ethics Committee Enforcement	27

K. Violations of the Rules Regarding Personal Securities Trading	27

VII. CONFIDENTIAL INFORMATION	29

A. General Statement	29

B. Corporate Information	29

C. Client Information	29

D. Client Accounts	29

E. Communications with the Media and Other Third Parties	30

VIII. DISHONEST AND FRAUDULENT ACTS, CRIMINAL OFFENSES	30

IX. PERSONAL ACTIVITIES	30

A. Use of Firm Reputation	30

B. Use of Firm Supplies, Telephone Service and Time	30

C. Personal Finances	31

D. Loans to Co-Workers	31

E. Borrowing from Clients or Suppliers	31

F. Legal and Tax Advice	31

G. Referral of Client to Professional Services	31

H. Speeches and Publications	31

I. Relationships with Competitors	32

X. POLITICAL ACTIVITIES	32

XI. WHISTLEBLOWER POLICIES AND PROCEDURES	32

A. Protection of Whistleblowers - No Retaliation	33

B. Submission and Receipt of Reports	33

C. Confidentiality	33

D. Handling and Investigation of Reports	34

E. Considerations Relative to Whether a Committee Should Investigate a Report	34

F. Recordkeeping	35

GUIDING PRINCIPLES	36

WHV INVESTMENT MANAGEMENT

CODE OF ETHICS

AND

BUSINESS CONDUCT

STATEMENT OF ETHICS AND FIDUCIARY OBLIGATION

WHV Investment Management, Inc. (“WHV,” the “firm,” “we” or “our”) is committed to integrity and the achievement of excellence in the conduct of its business. This extends to all dealings with the public, clients, prospects and employees.

WHV is a fiduciary to its clients. Firm employees therefore have an affirmative duty to act with integrity, competence and care in the best interests of its clients. Any conflict of interests between the firm or its employees and its clients will be resolved in the best interests of its clients.

I.	INTRODUCTION

WHV, through teamwork and a commitment to quality by its Directors, officers and employees, has earned a reputation for integrity and excellence in providing investment management services to its clients. WHV values that reputation and is proud that the firm is known for high standards of conduct.

Maintaining a reputation for integrity in the conduct of business can be a special challenge. We serve the interests of our shareholders, clients, employees and the communities in which we serve. This requires that we at all times attempt to avoid potential conflicts of interest and that we conduct our business and personal affairs with the highest ethical standards in order to merit the continued trust and confidence of our clients and the public.

The WHV Code of Ethics and Business Conduct (the “Code”) reflects the firm’s expectations of appropriate ethical conduct by employees and is in accordance with the commitments expressed in the Guiding Principles of WHV as described in the Appendix.

This Code has been established to provide all employees of WHV with guidance and specific standards of conduct for situations where violations, inadvertent or otherwise, may occur in the day-to-day conduct of business. The Code applies to all employees of WHV. Every employee is required to sign an acknowledgement of receipt and understanding of this Code as well as any subsequent amendments.

WHV Code of Ethics

December 2012

II.	GENERAL POLICIES

•

WHV’s Ethics Committee shall consist of the Chief Executive Officer (CEO), the Chief Compliance Officer (CCO), Chief Compliance Officer Emeritus (CCOE), and the Managing Director of Finance and Human Resources. The Ethics Committee is charged with the overall administration of the Code. If any instance involves a member of the Ethics Committee, such member shall be replaced in that instance only by the Chief Investment Officer (CIO).

•	The business affairs of the firm shall be conducted in compliance with all statutes, rules and regulations of such governmental authorities that have jurisdiction over the firm’s operations.

•

All employees are required to comply with applicable federal securities laws, including Rule 204A-1 under the Investment Advisers Act of 1940. In addition, WHV employees who are Fund Access Persons (defined below) must abide by Rule 17j-1 under the Investment Company Act of 1940.

•	The use of the firm’s assets for any unlawful or improper purpose is prohibited.

•	No undisclosed or unrecorded fund or asset of the firm shall be established for any purpose.

•	No false or artificial entries shall be made in the books and records of the firm for any reason.

•

No payment on behalf of the firm shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

•

All employees of the firm shall be responsible for the enforcement of and compliance with these policies including necessary distribution by supervisors to their staff to ensure employee knowledge and compliance.

•

The Code cannot cover every possible situation or area of employee conduct. Any employee who is unsure about the propriety of a course of conduct, not clearly covered in the Code, must discuss the matter with his or her immediate supervisor. If any questions remain, then he or she should discuss the matter with the CCO of the firm.

•	Employees are responsible for adherence to these standards. Supervisors must ensure that employees subject to their supervision are familiar with these policies.

•

The firm is dependent on client and investor confidence. Its reputation has been earned over a long period of time; and it can be tarnished by one unfortunate act. We must therefore conduct our business according to the highest ethical standards, always striving to avoid even the appearance of impropriety.

WHV Code of Ethics

December 2012

III.	CONFLICTS OF INTEREST

A.	General Statement

A conflict of interest occurs when a situation benefits the employee’s own personal interests at the expense of the firm or its clients. Employees must avoid situations whereby their personal interests conflict with, or appear to conflict with, the interests of the firm or its clients.

Employees should know that under no circumstances is it proper to use one’s position with the firm, directly or indirectly, for private gain, to advance personal interest or to obtain favors or benefits for oneself, a family member or any other person.

Employees should refrain from engaging in activities that give rise to situations that are in conflict with the best interest of WHV. The following are non-exclusive examples of such activities, which should be immediately reported to the CCO if carried out:

(i)	Knowingly competing with WHV in any way. An illustration would be an employee competing with WHV in the acquisition or disposition of securities or other property for personal gain.

(ii)	Using or permitting others to use WHV-owned equipment, materials or employees for personal purposes in a material way.

(iii)	Seizing opportunities that may be suitable for WHV for personal gain without first offering such opportunity to WHV.

(iv)	Owning a material interest in any entity that has business relations with WHV, or that is seeking to have business relationship with WHV, except where such interest consist of:

a.	Less than 5% stake in a company listed on a recognized stock exchange,

b.	Less than 5% stake in a bank or trust company which is a member of the Federal Reserve System, or

c.	Shares of capital stock of the Laid Norton Investment Management, Laird Norton Wealth Management, or their subsidiaries or successors.

(v)	Serving as an officer or director of any other entity, or in any management capacity for, or as a consultant to or employee of any other entity (i) that has business relations with the Company or is seeking business relations with the Company or (ii) that is engaged in any type of business that is similar to the types of business carried on by the Company.

WHV Code of Ethics

December 2012

(vi)	Accepting gifts of more than token value, loans other than from established banking or financial institutions, excessive entertainment or other substantial favors from any outside concern which does business with or is seeking to do business with, or is a competitor of WHV.

(vii)	The wrongful disclosure of confidential information or use of confiscation information belonging to WHV for other than company purposes, including for the personal profit or advantage of the employee.

In addition to the types of conflicts of interest contemplated above, all employees must also notify the CCO promptly if they become aware of any practice that arguably involves WHV in a conflict of interest with any of its clients, individuals or entities with which WHV conducts business. Employees reporting any potential conflicts of interest to the CCO are fully protected by WHV’s “Whistleblower” provision described in detail later in this document.

B.	Outside Employment

Employees are discouraged from accepting outside employment, including consulting, which might subject the firm and the employee to criticism or adverse publicity, affect the employee’s ability to perform in a competent manner or create the appearance of an impropriety.

Before accepting outside employment, employees should be certain that the employment will not:

•	Interfere or conflict with the interests of the firm,

•	Be in competition with the firm,

•	Encroach upon regular work hours and duties or affect the employee’s physical or mental abilities to carry out regular work, or

•	Involve the use of firm equipment, supplies or facilities.

As a general rule, employees are prohibited from accepting outside employment in a professional capacity (e.g., as a lawyer, accountant, appraiser, etc.). Exceptions must be approved by the Ethics Committee.

C.	Outside Directorships

1.	General Statement

When an employee of the firm is appointed to the Board of Directors of a corporation not affiliated with the firm, the relationship typically involves the use of the firm’s name or the employee’s corporate title with the firm. This can create the appearance of an endorsement by the firm of the financial responsibility, integrity and/or business practices of the other corporation. Serving as a Director of such outside non-affiliated corporations also often involves a considerable expenditure of time by the employee. The employee serving as a Director must accept a potential personal liability for his or her actions with the outside corporation.

WHV Code of Ethics

December 2012

Subject to the exceptions set forth below, an employee must have the approval of his or her immediate supervisor and the Ethics Committee of the firm before agreeing to serve as a Director of an outside non-affiliated corporation.

2.	Exceptions

•	Local Nonprofit Organizations

Where service on the board of a school, charity, church, trade organization, club, professional organization or similar association is involved, and is on the employee’s own time, the employee generally need not obtain approval. However, if an appreciable amount of firm time is involved, the employee should obtain the approval of his or her immediate supervisor.

•	Closely Held Family Corporations, Co-Operatives and Condominiums

When the employee is an owner of a closely held family corporation, co-operative or condominium unit, or the like, the employee should consult with his or her immediate supervisor. In instances where no public aspect is normally involved, every effort will be made to accommodate the employee’s request.

•	Interests in Closely Held Corporations held in Estates and Trusts

In all cases, when an employee is a Director or is serving in a similar capacity for an outside corporation, special precautions should be taken to avoid potential conflict of interest situations between the outside corporation and the firm.

D.	Fiduciary Appointments

Employees preferably should not accept fiduciary (including co-fiduciary) appointments, such as executor, administrator, guardian, trustee, custodian under gifts to minors act, attorney in fact, or agent, except when there is a strong personal or family reason for doing so.

WHV Code of Ethics

December 2012

Except where relatives are involved, if an employee wishes to accept a fiduciary appointment, the prior approval of the Ethics Committee must be obtained.

Employees of WHV may be prohibited by law from accepting fees when serving as co-fiduciary with WHV.

IV.	GIFTS AND ENTERTAINMENT

A.	Guiding Principles

WHV holds its employees to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statues in the U.S. are broadly written, so employees should consult with the Compliance/Legal Team if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

B.	General Rule

Employees may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.

C.	Gift and Entertainment Guidelines

Employees must report gifts and/or entertainment given to or received from a vendor, client, or other entities doing business with WHV in excess of one hundred dollars ($100) in value per calendar year per vendor, client, or entity. Please note that gifts and entertainment to or from restricted parties are subject to different reporting requirements. Please see Section IV.D and IV. E below.

A “gift” is defined to include anything of value that WHV or a WHV employee gives to, or receives from a vendor, client or any person or entity currently doing, or seeking to do, business with WHV.

“Entertainment” is defined as to include, without limitation, any meals, drinks, lodging, tickets to sporting events or the theater, golf outings, social events, hospitality events, charitable events, or comparable entertainment events, and it includes any transportation and/or lodging accompanying or related to such activity or event, including entertainment offered in connection with an education event or business event, in every case, where the giver/provider is present.

Examples of gifts and entertainment include:

•	Holiday gifts including gift baskets, wine, and miscellaneous gifts, given or received close in time or during the December holidays.

•	Products, including food and other consumer goods

•	Meals

WHV Code of Ethics

December 2012

•	Travel expenses and/or reimbursements

•	Tickets to sporting or other entertainment events

•	Services

•	Social events/parties (e.g., contract-signing parties)

•	Fees paid to attend union-sponsored events

•	Payments to charities

•	Sponsorship of sporting or fundraising events

Prohibitions

•

Employees are prohibited from receiving and/or giving any cash gifts, securities, investment opportunities, business opportunities, or equivalent gifts such as gift certificates, gift cards, money orders or checks.

•	Employees must not solicit gifts or entertainment.

•	Employees may not accept or provide entertainment that is so frequent, extensive, lavish, or questionable in taste as to raise any questions of impropriety.

•

A business gift or entertainment is never permitted if prohibited by any law or regulation applicable to the employee (e.g., FINRA, state insurance laws or federal and state lobbying laws), WHV policy or the intended recipient’s policies. Employees should contact the Compliance/Legal Team if there is any question as to whether the employee may fall within a specific regulatory framework or whether the gift or entertainment meets the regulatory guidelines.

Waivers

•

Gifts can be given in the context of a long standing personal relationship (for example a wedding gift or a congratulatory gift) as long as it is not paid for as a business expense. The gift must not influence, or give the appearance of influencing, the employee’s objectivity or serve as a pretext for a gift that would otherwise violate these guidelines.

•

Employees may accept entertainment that is customary in their business area within the financial services industry, so long as it is neither frequent, extensive, nor lavish as to raise any questions of impropriety.

•

Employees generally may provide entertainment to vendors, clients or other party doing or seeking to do business with WHV that is customary and is reasonable in value and frequency, subject to the restrictions under Section IV.D Restricted Recipients of Gifts and Entertainment.

WHV Code of Ethics

December 2012

•

Employees attending conferences or events sponsored by a vendor, client or other party doing or seeking to do business with WHV shall have WHV pay for their transportation and lodging costs. Employees participating as speakers or panelists at industry conferences may accept transportation, lodging, meals or conference fee waivers that are reasonable and customary in the context of the event. Sponsored events at conferences such as cocktails, lunches, and dinners, that are part of the conference agenda and whereby all attendees are invited, are not considered entertainment and do not have to be approved or reported.

D.	Restricted Recipients of Gifts and Entertainment

The following is a summary of thresholds based the type of recipient receiving the gifts and entertainment:

Type of Recipient	Maximum Value of Gifts & Entertainment	Reporting Threshold	Forms to Use to Report to Compliance/Legal Team
ERISA plans, Unions (Taft Hartley plans) and associated plan officials/fiduciaries	No specific limit, but anything above $250 individually or in aggregate per year are subject to DOL scrutiny, and if provided to Taft Hartley plans, reportable to the DOL.	All gifts and entertainment to this recipient group are reportable
Foreign Governments and “Government Instrumentalities”	$0, except for food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.	Any gift or entertainment, including any food and beverages provided during a legitimate business meeting, to this recipient group is reportable	Check Request Form if WHV is being asked to issue a check.
Domestic Government Entities[1]	Varies by state and county.	All gifts to a recipient in this group must be pre-cleared by the Compliance/Legal Team and all entertainment to be reported on the Expense Reimbursement Form.	Expense Reimbursement Form if WHV is being asked to reimburse the WHV employee.
Charitable Entity Clients	3% of the expected annual revenue generated from the associated client, subject to the Charitable Contributions policy set forth below.	All charitable donations are reportable
Auditors	$0	Any gift or entertainment to this recipient group is reportable	Check Request Form if WHV is being asked to issue a check.
All other entities/individuals	No specific limit, but must not appear lavish or excessive	Gifts and entertainment in excess of $100 per entity/individual per year	Expense Reimbursement Form if WHV is being asked to reimburse the WHV employee.

[1]

Government entities include all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans.

WHV Code of Ethics

December 2012

Further discussion on gift giving to each type of recipient is presented in sub-sections 2 through 6 below.

1.	ERISA Plans and Plan Fiduciaries

The Department of Labor does not exempt meals and entertainment valued below $250 from enforcement; rather, they are not considered “an apparent violation” of section 406(b)(3), leaving open the possibility that, in some circumstances, the DOL may find a violation where there is an obvious “quid pro quo.”

Consequently, all gifts and entertainment provided to ERISA plans or plan fiduciaries must be reported to the Compliance/Legal Team. Gifts should be reported on a Check Request Form that must be signed and approved by a member of the Compliance/Legal Team, prior to the check disbursement.

Entertainment should be reported on the Expense Reimbursement Form, which must be signed and approved by a member of the Compliance/Legal Team prior to WHV reimbursing the employee.

2.	Unions and Union Officials

Any gift or entertainment provided by WHV to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of WHV’s fiscal year.

Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the Compliance/Legal Team.

Gifts, including sponsorship of events (golf tournaments, conference, etc) or donations to charities associated with the union, should be reported on a Check Request Form that must be signed and approved by a member of the Compliance/Legal Team, prior to the check disbursement.

WHV Code of Ethics

December 2012

Entertainment should be reported on the Expense Reimbursement Form with the name of each union official in attendance disclosed on the Form, which must be signed and approved by a member of the Compliance/Legal Team, prior to WHV reimbursing the employee.

3.	Foreign Governments and “Government Instrumentalities”

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

Civil and criminal penalties for violating the FCPA can be severe. WHV and its employees must comply with the spirit and the letter of the FCPA at all times. Employees must not provide any gift or entertainment to any foreign government or any instrumentalities of a foreign government, except for food and beverages provided during a legitimate business meeting. Employees must disclose on the Expense Reimbursement Form when providing anything of value, including food and beverages for legitimate business meeting, to any foreign government or instrumentalities of a foreign government. The Expense Reimbursement Form must be signed and approved by the Compliance/Legal Team prior to WHV reimbursing the employee.

4.	Domestic Government Entities

It is WHV’s policy that it, as a firm, will not make any political contributions to any political candidates, any official of a government entity, any government entity, or any local, state, or national political party.2 In accordance with the Pay to Play Rule, a political contribution is defined as any gift, subscription, loan, advance, or deposit of money or anything of value made for:

•	The purpose of influencing any election for federal, state or local office;

•	Payment of debt incurred in connection with any such election; or

•	Transition or inaugural expenses of the successful candidate for state or local office.

[2]

Government entities include all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds, including participant-directed plans such as 403(b), 457, and 529 plans.

WHV Code of Ethics

December 2012

Political contributions made by WHV’s employees are governed by the “Political and Charitable Contributions” policy set forth in the WHV Compliance Manual.

WHV and its employees may provide a gift or entertainment to a domestic government entity as long as the following conditions are met:

(a)	the gift or entertainment is not a political contribution as that term is defined under the SEC’s Pay to Play Rule,

(b)	the gift or entertainment is not made with the purpose of influencing the vote, official action, or judgment of the public officer (including pension board trustees) or employee, and

(c)	the gift or entertainment is not lavish and the value per public officer or employee per year does not exceed any threshold set forth in either the state or county law to which the government entity is subject or any gift and entertainment policies that have been provided to WHV by the government entity.

Gifts to state/local government entities should be pre-cleared by submitting a Check Request Form that must be signed and approved by a member of the Compliance/Legal Team, prior to the check disbursement.

Entertainment should be reported on the Expense Reimbursement Form, which must be signed and approved by a member of the Compliance/Legal Team, prior to WHV reimbursing the employee.

5.	Charitable Entity Clients

Charitable contributions to clients are permitted if all of the following conditions are met:

•	The client is a qualified non-profit organization, i.e. 501(c)(3),

•	The donation is not made in exchange for business or continued business, i.e. no quid pro quo, and

•	The donation may not exceed 3% of the expected annual revenue generated from the client.

Any exception to this policy must be approved by the Management Committee.

Employees must disclose any charitable contributions on a Check Request Form that must be signed and approved by a member of the Compliance/Legal Team.

6.	Auditors

WHV may not give a gift or entertainment to a member of an audit team of the independent auditors of WHV or to any person in a position to influence such a member (an “Audit Team Individual”).

WHV Code of Ethics

December 2012

E.	Receipt of Gifts and Entertainment

1.	Employees’ Receipt of Gifts & Entertainment

Employees may not accept gifts of more than token value, loans other than from established banking or financial institutions, excessive entertainment or other substantial favors from any outside concern which does business with or is seeking to do business with, or is a competitor of WHV.

Employees must not accept gifts from a vendor, client, or other parties doing business with WHV in excess of one hundred dollars ($100) in value per employee, calendar year, per giver. The gift must not influence, or give the appearance of influencing, the employee’s objectivity or serve as a pretext for a gift that would otherwise violate these guidelines.

Employees may attend business meals, sporting events and other entertainment events at the expense of a giver, as long both the giver(s) and the employee(s) are present and the entertainment is neither frequent, extensive, nor lavish as to raise any questions of impropriety.

WHV expects that it will bear the costs of employee travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than WHV they should be treated as a reportable gift to the employee for purposes of this policy.

Employees must report his/her receipt of gifts and entertainment to the Compliance/Legal Team using the Gifts & Entertainment Receipt Form based on the type of entity/individual that is giving the gift and/or entertainment:

Giver	Recipient	Maximum Value that can be received	Reporting Threshold	Form to use to Report to Compliance/Legal Team
A broker-dealer or ERISA (including Taft-Hartley) plan/plan fiduciary	WHV Employee (or group of employees, but not WHV as a whole)	$100 per year/per giver No Specific limit for entertainment (but must not so frequent or lavish)	$10[3] per gift/entertainment	Gift & Entertainment Receipt Form
All other entities/individuals	WHV Employee (or group of employees, but not WHV as a whole)	$100 for gifts No Specific limit for entertainment (but must not so frequent or lavish)	$100 per gift/entertainment

[3]	The information regarding the gifts and entertainment may be used in WHV’s response to 5500 C requests from plans subject to ERISA.

WHV Code of Ethics

December 2012

2.	WHV’s Receipt of Gifts & Entertainment

Gifts such as holiday baskets or lunches delivered to WHV’s offices and which are received on behalf of WHV as a whole are not reportable unless the giver is a broker-dealer or an ERISA (including Taft-Hartley) plan or plan fiduciary in which case the reporting threshold is $10. The employee who receives a gift on behalf of WHV as a whole must report such gift to the Compliance/Legal Team by submitting a Gifts & Entertainment Receipt Form.

In the unlikely event that WHV as a whole is invited to an entertainment event, WHV may accept the entertainment as long the giver is present at the event and the entertainment is neither frequent, extensive, nor lavish as to raise any questions of impropriety.

Gifts and entertainment received by WHV as a firm must be reported to the Compliance/Legal Team using the Gifts & Entertainment Receipt Form based on the type of entity/individual that is giving the gift and/or entertainment:

Giver	Recipient	Maximum Value that can be received	Reporting Threshold	Form to use to Report to the Compliance/Legal Team
A broker-dealer or ERISA (including Taft-Hartley) plan/plan fiduciary	WHV as a firm	No specific limit (but must not so frequent or lavish)	$10[4]	Gifts & Entertainment Receipt Form
All other entities/individuals	WHV as a firm	No specific limit (but must not so frequent or lavish)	Non-reportable

F.	Gifts and Entertainment Monitoring

The Compliance/Legal Team maintains a Gifts and Entertainment Log to track employees’ provision and receipt of gifts and entertainment. The CEO will be responsible for reviewing any gifts and entertainment reported by members of the Compliance/Legal Team.

[4]	The information regarding the gifts and entertainment may be used in WHV’s response to 5500 C requests from plans subject to ERISA.

WHV Code of Ethics

December 2012

Employees may find the Check Request Form, Expense Reimbursement Form, and Gifts & Entertainment Receipt Form saved in the following folder, which is accessible by all employees:

T:\Compliance Documents & Forms\Gifts & Entertainment Forms

V.	INSIDER TRADING

A.	General Statement

WHV prohibits all employees from trading in their accounts or in accounts under their direct or indirect control (see discussion below regarding beneficial interest), either personally or on behalf of others, while in possession of material, nonpublic information. This includes trading in accounts managed on behalf of WHV’s clients. Further, WHV prohibits all employees from communicating material, nonpublic information to others in violation of the law. This conduct is frequently referred to as “Insider Trading.” Employees that come to possess material non-public information must follow the policies and procedures set forth in Section H. Resolving Issues Concerning Insider Trading, including immediately informing the CCO, or in her absence, another member of the Compliance/Legal Team, of the information to determine the proper course of action.

While Insider Trading is not specifically defined in federal securities laws, the term has been interpreted by courts to including the following activities:

•	Trading by an insider, while in possession of material, nonpublic information,

•	Trading by non-insider, while in possession of material, nonpublic information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential, and

•	Communicating material, nonpublic information to others.

The misuse of material, nonpublic information applies to all types of securities including equity, debt, commercial paper, government securities and options.

B.	Definitions

1.	Material Information

Material information is generally understood to be information that would move the price of a security if it were known to the investing public. Examples include, but are not limited to, dividend announcements, liquidity issues, information regarding mergers and acquisitions and new product or services announcements.

WHV Code of Ethics

December 2012

2.	Nonpublic Information

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

C.	Relationships with Clients

WHV may have clients who hold positions at publicly traded companies who are in possession of material, nonpublic information about their companies. In managing such individuals’ accounts, WHV employees must be aware that any information divulged by the client about his or her company could potentially be material, nonpublic information as defined above. WHV employees must not act on such information and must immediately inform the CCO to determine the proper course of action if they believe that a firm client has divulged material, nonpublic information.

D.	Paid Research Providers

WHV compensates third-parties for investment research. Portfolio Managers and Analysts must pay particular attention to the type of information conveyed by such sources. In the event that Portfolio Managers and Analysts suspect the receipt of material, nonpublic information, they must not act on it and must immediately inform the CCO determine the appropriate course of action.

E.	Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of federal securities laws. Such conduct is contradictory to WHV’s Code of Ethics, as well as the firm’s expectations regarding appropriate behavior of its employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between employees of WHV and other market participants and trading counterparties. Employees should consult with the CCO regarding questions about the appropriateness of any communications.

WHV Code of Ethics

December 2012

F.	Manipulative Trading Practices

Section 9(a)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 10b-5 under the Exchange Act make it unlawful for any person, acting alone or with others, to trade any security in order to create actual or apparent active trading in such security, or raise or depress the price of the security. No WHV employee may engage in actual or apparent trading in any asset for the purpose of: inducing the purchase or sale of such asset by others; or causing the price of an investment to move up or down.

Price changes resulting from supply and demand are not prohibited. Therefore, buy or sell programs may cause asset prices to rise or fall without violating securities laws. Section 9(a)(2) and Rule 10b-5 prohibit activities that have the purpose of affecting the price of a Security artificially. They do not prohibit otherwise lawful activity that has the incidental result of changing the supply or demand or the intrinsic value of a security.

G.	Additional Restrictions

While the above generally refers to Insider Trading as the term is commonly interpreted with respect to the misuse of material, nonpublic information regarding individual securities, this Code also prohibits the misuse of all information regarding WHV’s client accounts and firm activities. WHV employees must not disclose or misuse for personal economic gain any confidential information regarding the trading or holdings of client accounts and/or WHV’s investment strategies.

H.	Resolving Issues Concerning Insider Trading

Any employee who believes he or she has material, nonpublic information, should take the following steps:

•	Report the matter immediately to the CCO, or in her absence, another member of the Compliance/Legal Team,

•	Refrain from purchasing or selling the securities on behalf of himself or herself or others including accounts managed by WHV, and

•	Refrain from communicating the information inside or outside of WHV, other than to the CCO or other members of the Compliance/Legal Team.

VI.	PERSONAL SECURITIES TRADING

A.	General Statement

Access Persons (defined below) should not engage in investment transactions in any account holding reportable securities (defined below) in which they have direct or indirect control or a beneficial interest (defined below) that would create, or give the appearance of creating, a conflict of interest between the employee and the firm or between the employee and any client.

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December 2012

Employee trading is governed by restrictions and reporting requirements pursuant to the applicable regulations imposed by the Securities and Exchange Commission (“SEC”) including rules on front running and insider trading.

B.	Access Persons

Access Persons are those who have access to nonpublic information regarding the firm’s purchases and sales of securities for client accounts, are involved in making securities recommendations to clients or have access to such nonpublic recommendations.

1.	Outside Directors

Rule 204A-1 under the Investment Advisers Act of 1940 contains a presumption that, if the firm’s primary business is providing investment advice, then all of its Directors, officers and partners are Access Persons. To rebut this presumption regarding Outside Directors, WHV has restricted its Outside Directors’ access and activities such that:

•	Outside Directors have no access to nonpublic information regarding clients’ purchases or sales of securities.

•	Outside Directors have no access to nonpublic information about the portfolio holdings of any registered investment companies (mutual funds) for which WHV serves as adviser or sub-adviser.

•	Outside Directors are not involved in making securities recommendations to clients.

•	Outside Directors do not have access to WHV’s investment recommendations before they become public.

To ensure that these restrictions are effective, WHV prohibits:

•	Outside Directors from having any access the firm’s records, such as file cabinets or computer systems,

•	Employees from disclosing any investment recommendations to Outside Directors at any time,

•	Employees from providing Outside Directors with any reports containing nonpublic information about client transactions or holdings or WHV’s investment recommendations, and

•	Discussions regarding specific client transactions or holdings or WHV’s investment recommendations at board meetings.

WHV Code of Ethics

December 2012

2.	WHV Employees

All permanent and temporary-to-hire candidates of WHV are Access Persons. WHV does not restrict information regarding the firm’s purchases and sales of securities for client accounts or access to nonpublic investment recommendations. Therefore, all permanent employees and temporary-to-hire candidates are subject to the provisions regarding pre-clearance and reporting of personal securities transactions (as discussed below).

Whether a temporary employee (one with a definite assignment duration) or a consultant is an Access Person will be determined on a case-by-case basis by the CCO. If the temporary employee or consultant is deemed to have access to information regarding the firm’s purchases and sales of securities for client accounts or access to nonpublic investment recommendations, he or she will be required to follow the provisions of this Code in a similar manner as all other WHV Access Persons. If there is no such access, the temporary employee or consultant will be required to sign a Confidentiality Agreement that will restrict the use of any information acquired during an assignment at WHV for personal benefit.

3.	Fund Access Persons (Under the Investment Company Act of 1940)

Fund Access Persons are those who make, participate in or obtain information regarding the purchase and sale of securities for WHV’s registered investment company clients (i.e. mutual funds) or whose functions relate to the making of any recommendations for such transactions.

C.	Reportable Securities

Reportable securities generally include, but are not limited to, stocks, bonds (including state and local municipal bonds), United States agency obligations (i.e. Fannie Mae, Freddie Mac, etc.), Investment Company Act of 1940 funds advised by WHV (WHV International Equity Fund5 and WHV Emerging Markets Fund6) or sub-advised by WHV (the Laudus International MarketMasters Fund7), exchange traded funds (ETFs), closed-end funds, options and warrants.

The following securities are not reportable under Rule 204A-1:

•

Direct obligations of the government of the United States such as US Treasury Bills and US Savings Bonds. Federal agency bonds and municipal bonds are not direct obligations of the US government and therefore reportable.

[5]	The symbols for the WHV International Equity Fund are WHVIX and WHVAX.
[6]	The symbols for the WHV Emerging Markets Fund are WHEIX and WHEAX.
[7]	The symbols for the Laudus International MarketMasters Fund are SWOIX and SWMIX.

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December 2012

•	Money market instruments – bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments,

•	Money market funds,

•	Unaffiliated open-end mutual funds, i.e., open-end mutual funds that are not advised or sub-advised by WHV, and

•	Unit investment trusts.

Any security not listed directly above is reportable.

D.	Beneficial Interest

Employees are considered to have a beneficial interest in securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following examples are instances where an employee has a beneficial interest in the securities held by the various accounts. This list is not all inclusive and WHV employees unsure about whether a particular account should be disclosed under this Code have an affirmative duty to contact WHV’s Compliance Department for clarification.

1.	Accounts of Members of the Same Household

A WHV employee is presumed to have a beneficial interest in any account of an immediate family member living in the same household. Immediate family members include any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included. The presumption is rebuttable with proper documentation.

2.	Accounts of Partnerships, Corporations and LLCs

If a general partnership owns accounts that contain reportable securities (defined in detail above), all general partners have beneficial interests in the securities held by the general partnership. For accounts held by limited partnerships, general partners, but not limited partners, have beneficial interests held by the limited partnership. For accounts held by corporations and LLCs, only controlling shareholders or members and persons exercising investment control over the securities held in the corporation or LLC’s investment accounts are deemed to have beneficial interests in such accounts.

WHV Code of Ethics

December 2012

3.	Accounts of Trusts

A settlor of a trust that retains the ability to revoke or change the terms of the trust retains a beneficial interest in any reportable securities held by the trust. Remainder persons (i.e. beneficiaries) that are currently entitled to income derived from trust assets (i.e. dividends from stocks or interest from bonds) also have a beneficial interest in the trust’s reportable securities. Beneficiaries that do not have rights under the terms of the trust until a future event (i.e. death of the settlor) do not have any beneficial interest in the trusts assets until the subsequent event occurs. Upon such occurrence, the beneficiary will acquire a beneficial interest in the trusts assets per the terms of the trust.

E.	Control

Accounts where a WHV employee has been given discretionary authority to make securities trades on behalf of the account owner are deemed under the control of the WHV employee. Such accounts are reportable under this Code.

A WHV employee may relinquish control over a personal account by giving another person full discretionary authority to trade such account on their behalf. Such accounts must be disclosed to WHV’s Compliance Department. Once disclosed and the Compliance Department has determined that the WHV employee in fact has no control over the account, no further reporting is required.

A trustee or co-trustee is assumed to have control over trust assets and therefore accounts owned by the trust containing reportable securities are covered under this Code. A successor trustee that has no current power to affect trust assets does not have to report the trust accounts until his or her status changes to trustee or co-trustee.

Other fiduciaries, including but not limited to, executors, administrators, custodians, attorneys-in-fact and agents, are assumed to have control the assets of the person or entity for which they serve as fiduciaries. Such accounts containing reportable securities are covered under this Code. The presumption of control may be rebutted upon presentation of documentation to the Compliance Department.

Managed Accounts

A Managed Account is an account in which the Access Person has no direct or indirect control over the investment decision making process. In general, accounts where the broker or the investment adviser is given full discretion to make investment decisions are considered managed accounts and are not reportable accounts under this Code of Ethic s. Access Persons and their Household Members are permitted to have periodic conversations with the broker or investment adviser provided the Access Persons and their Household Members do not provide any specific instructions to the broker or investment adviser as to which specific securities to trade in the accounts.

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December 2012

Access Persons must disclose to Compliance any new Managed Account within five business days of the opening of the Managed Account. Access Persons must provide documentary evidence to Compliance to show that they do not have discretion over the management of the account.

Certain WHV Access Persons have chosen to have their accounts managed by WHV whereby WHV has full discretion over the accounts. These accounts are called “WHV Managed Accounts.” WHV Managed Accounts are managed in the same manner as all client accounts that do not have client-specific restrictions under the same investment strategy.

Access Persons are not required to pre-clear transactions or submit quarterly reports relating to Managed Accounts, whether they are managed by WHV or another entity. However, Access Persons with Managed Accounts are required to provide an annual certification that they do not currently and have not in the past exercised direct or indirect control over these Managed Accounts.

F.	Pre-Clearance Procedures

Trading by Access Persons in the accounts described above must be pre-approved utilizing WHV’s pre-clearance software program, Protegent PTA. Each Access Person has a unique user name and password to access Protegent PTA and will enter the necessary information regarding the proposed personal trade including the following: buy or sell, name of the security, security trading symbol or CUSIP number and number of shares or par value. Protegent PTA checks the proposed personal trade against the firm’s trade log for client accounts. Protegent PTA will immediately notify the Access Person of pre-approval or denial. If approval is granted, the Access Person has until the end of the current trading day to execute the pre-approved personal trade. If a denial is issued, the Access Person may not trade in such security on that trading day.

Pre-clearance does not relieve Access Persons from complying with the other provisions of the Code. By requesting pre-clearance approval, Access Persons represent that they have no knowledge that the security they intend to trade is currently being traded, or under consideration for trading, in client accounts and that they do not possess any material, nonpublic information regarding the issuer of the security.

The restricted lists are maintained in Protegent PTA by the Compliance Department. Protegent PTA will not pre-approve a personal trade request if a security is on the firm’s restricted lists. When planning a purchase or sale of a security for any personal account, the employee should consider if the transaction would be suitable for any client account. Client accounts must be given priority.

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December 2012

Approvals for personal trades are good for the current trading day only. Therefore, limit orders must be day limit orders only. In addition, access persons are prohibited from entering market orders after the market close, i.e., 1:00 PM Pacific Time, on any particular trading day. If the access person enters the order close to or shortly after the market close at 1:00 PM Pacific Time and the order is not executed on that day, the access person should:

(1)	cancel the order,

(2)	request another pre-clearance the next day or any subsequent day(s) that the access person wishes to trade the security, and

(3)	place the order before 1:00 PM Pacific Time on the day that the pre-clearance request was approved.

Special provisions may be made by the Ethics Committee for certain personal transactions executed in foreign markets.

For purchases of the WHV International Equity Fund (I Class only) and the WHV Emerging Markets Fund (I Class Only), pre-clearance approval from the Compliance Department is valid until the transfer agent receives the Access Person’s funding. Pre-approval for sales of the WHV International Equity Fund I Class and the WHV Emerging Markets Fund I Class are good for the current trading day only.

Transactions that do not need pre-clearance are:

•	Trades made through automatic investment plans,

•	Purchases effected upon the exercise of rights created by an issuer pro rata to holders of a class of its securities,

•	Acquisition of securities through stock dividends, dividend investments, stock splits, mergers, consolidations, spin-offs and other similar corporate reorganizations,

•	Open-end investment company shares (i.e. mutual funds) not advised or sub-advised by WHV,

•	Futures and options on currencies or a broad based securities index.

Any transaction of a reportable security not appearing on the list directly above requires pre-clearance. However, these transactions will affect how holdings are recorded in Protegent PTA and Access Persons are responsible for the accuracy of their holdings reports.

G.	Restrictions and Limitations

1.	Initial Public Offerings

All Access Persons are prohibited from participating in initial public offerings (IPOs) for their personal accounts.

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December 2012

2.	Limited Offerings and Private Placement Securities

Access Persons wishing to acquire beneficial ownership of securities in a limited offering must seek written approval from the CCO.

In determining whether to grant the approval, the CCO will seek to determine whether or not the Access Person’s acquisition of the security would preclude advisory clients from purchasing the same security. In addition, the CCO must determine that the investment was not being offered to the employee strictly by virtue of the employee’s position at WHV.

If applicable, all records relating to the CCO’s approval of employees’ requests to invest in limited offerings and private placement securities shall be maintained in writing.

3.	Short-Swing Profit Prohibition

Access Persons may not profit from the purchase and sale or the sale and purchase of a reportable security within 30 calendar days. Please note that FIFO (First In First Out) accounting is used to determine the 30-day holding period.

4.	Trading Limitation Specific to Fund Access Persons

Fund Access Persons, defined as those who make, participate in or obtain information regarding the purchase and sale of securities for WHV’s registered investment company clients (i.e. mutual funds) or whose functions relate to the making of any recommendations for such transactions, may not purchase or sell a security for their personal account(s) within seven calendar days before or after the same security is purchased or sold for one of WHV’s registered investment company clients.

5.	Restricted Lists

Current holdings in the firm’s International Equity strategy (i.e., holdings in the WHV International Equity Fund, Laudus International MarketMasters Fund, and AXA EQ International Core Plus Fund, and holding in the International Equity model in Moxy), Small Cap 60 Stock model in Moxy, and the Emerging Markets strategy (i.e., the holdings in the WHV Emerging Markets Fund and the Emerging Markets model in Moxy) remain on restricted lists permanently due to the fact that WHV manages mutual funds in the International Equity and Emerging Markets strategies and due to the daily trading activity in those strategies in broker-sponsored wrap programs.

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December 2012

In addition, the holdings in the model portfolios and/or representative client accounts of the following equity strategies are also included in the restricted lists in PTA:

•	Global Equity

•	Small Cap 100

•	Emerging Markets Local

•	Large Cap Core

•	Large Cap Growth

•	Large Cap Balanced (equity holdings only, fixed income holdings are excluded from the restricted list)

•	Mid Cap Equity

•	Multi Cap Equity

•	Select World Equity Strategy

•	Micro Cap Equity

•	International Small Cap Equity

If an Access Person held a security prior to its inclusion in one of these strategies, the Access Person may continue to hold such security and sell at any time but may not add to his or her position as long as the stock is a current holding of the strategy.

If a security held in either the WHV International Equity Fund or the WHV Emerging Markets Fund is sold, the security shall remain on the relevant restricted list for seven calendar days after the last trade date of the rotation before it is removed from the restricted list. Other securities that are sold as a part of a strategy-wide rotation shall remain on the relevant restricted list one business day after the last trade date of the rotation before it is removed from the restricted list.

6.	Same Day Trading

All Access Persons are generally prohibited from trading in their personal account(s) on the same day that the firm trades in the same security for client accounts.

A same day trading violation may be waived at the discretion of a member of the Ethics Committee based on the circumstances of the Access Person’s trade, as compared to the firm’s trades for client accounts, taking into consideration the following non-exclusive list of factors: market capitalization, liquidity (as determined by the trading volume in the security as of the previous trading day), price, whether the firm’s client trades were made as part of a strategy-wide decision, whether the Access Person and the clients were on the same or opposite sides of the trade and if a pattern of trading activity is determined.

Should an Access Person’s pre-clearance request be denied by Protegent PTA due to existing client orders on a particular trading, the Access Person may request a waiver from a member of the Ethics Committee. A member of the Ethics Committee may grant a waiver based on the same factors discussed above.

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December 2012

7.	Front Running

An Access Person may not make trades of any security in a personal account while in possession of material, nonpublic information that WHV will make, or intends to make, trades in client accounts in the same security. This unethical practice is front running and is prohibited under this Code. All WHV Access Persons are reminded that client accounts must be given priority over personal accounts.

8.	Conflicts of Interest

The Compliance Department monitors the personal trading activity of Access Persons to determine if Access Persons’ transactions, either taken by themselves or as part of a pattern of trading activity, would result in the appearance of a conflict of interest. In such situations, the Ethics Committee may recommend that certain action be taken, including unwinding the transaction and/or disgorging profits.

H.	Trade Confirmations

Protegent PTA has agreement in place with certain broker dealers that provide electronic trade confirmation delivery. Access Persons with personal accounts that they directly own, or otherwise control or possess a beneficial interest in, with such brokers simply need to notify the Compliance Department of such accounts. The Compliance Department will arrange for the electronic trade confirmations to be automatically delivered to Protegent PTA.

WHV Access Persons that have personal accounts with brokerage firms that do not participate in electronic trade confirmation delivery with Protegent PTA, must direct such brokers to send paper trade confirmations of their personal accounts to:

Chief Compliance Officer

Wentworth Hauser & Violich, Inc.

301 Battery Street, Suite 400

San Francisco, CA 94111

I.	Reporting

In order to maintain compliance with Rule 204A-1 under the Investment Advisers Act of 1940, WHV must collect quarterly transaction reports and holdings reports, both initially upon employment and annually thereafter, from all Access Persons. Such reports must include transaction and holding information of the personal trading activities of the Access Persons.

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December 2012

Rule 204A-1 specifically exempts from reporting accounts in which an Access Person has no direct or indirect control. Access Persons must provide documentation evidencing their lack of direct or indirect control of such accounts to WHV’s Compliance Department.

1.	Initial and Annual Holdings Reports

All new employees determined to be Access Persons shall submit, electronically utilizing Protegent PTA, a holdings report of every directly or beneficially owned or controlled account containing reportable securities within ten (10) days of beginning employment with WHV. Such reports shall include the name, ticker symbol or CUSIP number, quantity and market value or principal amount of each reportable security. The information provided by the new Access Person must be current to within forty-five (45) days of starting employment with WHV.

On an annual basis, all current Access Persons must submit, electronically utilizing Protegent PTA, a holdings report of each account and account in which they have a beneficial interest holding reportable securities within thirty-one (31) days of calendar year end. Such reports shall include the name, ticker symbol or CUSIP number, quantity and market value or principal amount of each reportable security.

2.	Quarterly Transactions Reports

All Access Persons shall submit, electronically utilizing Protegent PTA, a quarterly certification that includes a report of every reportable security transaction in any directly owned or beneficially owned account. For Access Persons who are in the office at any time during the ten calendar days after the end of the quarter, the due date to submit the Quarterly Transaction Certification is the last business day within ten (10) calendar days after the close of the calendar quarter (“ten-day certification period”). For Access Persons who are out of the office and do not have access to the Protegent PTA system during the entire ten-day certification period, the due date to submit the Quarterly Transaction Certification is the last business day within thirty (30) calendar days after the close of the calendar quarter.8

The report shall include the name and ticker symbol of the security, date and nature of the transaction, quantity or principal amount and the broker-dealer through which the transaction was effected.

[8]	This policy is effective on July 5, 2011 and applies to the Q2 2011 and subsequent Quarterly Transaction Certifications.

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December 2012

The quarterly transaction report shall also contain a declaration that the Access Person did not open any new accounts, or gain a beneficial interest or control, in any new accounts not previously disclosed to the firm’s Compliance Department. Any such account must be disclosed separately from the quarterly transaction report immediately upon opening (see below).

At the end of each quarter, the Compliance Department will review each Access Person’s personal trading against the trades made by the firm for client accounts to ensure compliance with the policies of this Code.

3.	Prompt Notification of Brokerage Accounts

Access Persons are required to maintain brokerage accounts only at brokerage firms listed in Appendix B – Approved Brokerage Firms List. Certain limited exceptions may be granted by Compliance.

Access Persons must disclose the opening of a new reportable brokerage account. All new brokerage accounts must be reported to the Compliance Department within five business days. Access Persons may not execute any transactions in an account until the account has been set up in Protegent PTA.

J.	WHV Ethics Committee Enforcement

The WHV Ethics Committee will: 1) determine whether an Access Person has committed a violation of the firm’s Code and 2) administer the appropriate penalties which may include the rescission of a personal trade, reducing year-end discretionary bonuses and termination.

K.	Violations of the Rules Regarding Personal Securities Trading

The Ethics Committee will determine, based on the totality of facts and circumstances, whether a violation of the firm’s Code has been committed. If requested, each Access Person will be given an opportunity to present the facts and circumstances of the alleged violation to the Ethics Committee prior to final determination. Upon such final determination, the Ethics Committee will levy the appropriate penalties.

1.	Breach of Fiduciary Duty or Duty of Loyalty

If the violation involves either a breach of the fiduciary duty to the firm’s clients or the duty of loyalty to the firm itself (i.e. putting his or her personal interests ahead of the interests of the firm or its clients), the penalty shall be a meaningful reduction in the Access Person’s year-end discretionary bonus at a minimum and up to termination upon first offense.

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The record of any violation of this severity remains permanently in the Access Person’s ethics file. An Access Person committing a second violation involving a breach of fiduciary or loyalty duties will be terminated. All violations will be reported to the Audit Committee of the Board of Directors.

2.	Infractions

For violations not involving breaches of the duties described above, deemed infractions, the first instance requires a meeting with the CCO. The Code will be reviewed and the Access Person will be advised of the importance of following the rules of the Code with respect to personal securities transactions.

The second infraction, in addition to the above, will result in a meaningful reduction of the Access Person’s year-end discretionary bonus. The amount will be determined by the Ethics Committee.

A third infraction may lead to termination of employment. All infractions will be reported to the Audit Committee of the Board of Directors.

3.	Statute of Limitation for Infractions

After five years, a statute of limitations shall apply to infractions. Infractions greater than five years old shall be removed from the Access Person’s ethics file. As discussed above, the statute of limitations does not apply for violations involving breaches of fiduciary or loyalty duties. Such violations shall remain in the Access Person’s permanent ethics file.

4.	Appeals Process

Upon determination by the Ethics Committee of a violation of the rules specific to personal securities trading, an Access Person may appeal to a separate panel (“Appeals Panel”) which shall include the Head Equity Trader and two rotating members of the firm’s Management Committee. Management Committee members shall rotate on an annual basis. The CCO and the Access Person will provide the Appeals Panel with a written summary regarding the violation. The CCO and the Access Person shall then appear before the Appeals Panel to present their arguments. The Appeals Panel will render a decision either to uphold or dismiss the violation and such decision is final.

WHV Code of Ethics

December 2012

VII.	CONFIDENTIAL INFORMATION

A.	General Statement

The operations of the firm and activities of clients are highly confidential. These matters are not to be discussed with anyone outside the firm, including family, friends and associates. Such confidential information will be disclosed only by properly authorized representatives of the firm in keeping with our policy to fully comply with the disclosure requirements imposed by law and the agencies that supervise and regulate the firm and our industry.

Firm employees must comply with all written policies and procedures with respect to confidentiality and client privacy whether within or outside of this Code. Violations of policies and procedures regarding firm or client confidentiality or privacy may be considered a breach of the duty of loyalty to the firm or a breach of the fiduciary duty to clients as defined above.

B.	Corporate Information

Disclosure of lists of employee names or the firm’s subcontractors, consultants and vendors or any other sensitive nonpublic corporate information to unauthorized persons is prohibited.

C.	Client Information

Information about our clients must be held in strict confidence. Any use of client information for personal gain by an employee, the family of the employee or friends of an employee is unethical.

Under no circumstances may any information about the firm’s clients be revealed, in the absence of valid legal process, without the knowledge and consent of the client.

D.	Client Accounts

An employee should not sign on behalf of clients’ accounts, have access to clients’ safe deposit boxes, nor otherwise represent clients in their affairs. This does not include situations in which an employee acts in an ownership capacity or signs on the accounts of members of his or her own family.

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December 2012

E.	Communications with the Media and Other Third Parties

Any contact WHV employees have with the media or other third parties requesting information about the firm, its policies or clients are to be referred to the Business Development Department. Inquiries about employees are to be referred to the Human Resources Department. Both the Business Development Department and Human Resources Department will confer with the Compliance Department as needed.

VIII.	DISHONEST AND FRAUDULENT ACTS, CRIMINAL OFFENSES

Employees convicted of a criminal offense (felony or misdemeanor) involving either dishonesty or a breach of trust will be terminated.

Employees charged or convicted of other criminal offenses may be suspended or terminated depending on the severity and nature of the crime. This decision will be made by the Ethics Committee.

Employees must immediately disclose to the firm’s Ethics Committee any pending criminal charges against them as soon as such charges are filed.

IX.	PERSONAL ACTIVITIES

A.	Use of Firm Reputation

It is improper for an employee to use a corporate title, official stationery or the firm’s name for personal non-job related purposes to add weight and authority to personal complaints or controversial matters. This prohibition also applies to involvement in political activities (discussed in detail below).

B.	Use of Firm Supplies, Telephone Service and Time

Except as provided immediately below, employees may not use firm supplies, computers or other equipment for personal non-job related purposes. Limited personal use of the firm’s telephones, copying machines and computers is permitted subject to the provisions of firm policies and procedures.

Employees should not use work time for conducting personal affairs, although there may be occasional exceptions. If these exceptions involve a significant amount of time or interfere with work schedules, the employee should first receive permission from his or her supervisor.

Employees or clients may not promote or sell non-firm goods or services on firm time or at firm locations without prior approval of the Ethics Committee.

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December 2012

C.	Personal Finances

To ensure client confidence in the firm, employees should conduct their personal finances so as to avoid criticism of or adverse reflection on the employee or the firm.

D.	Loans to Co-Workers

Employees are discouraged from lending to or borrowing from other staff members. Legitimate sales of property are not considered loans for purposes of this policy.

E.	Borrowing from Clients or Suppliers

Employees are not permitted to borrow from clients or suppliers, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances without any special treatment as to interest rates, repayment terms, security and similar provisions. Employees are permitted to borrow from such clients or suppliers who are their relatives.

F.	Legal and Tax Advice

While our business transactions frequently have legal and tax implications for our clients, employees should not offer legal advice or tax advice to clients. The client should always be encouraged to consult with his or her own attorney or accountant.

G.	Referral of Client to Professional Services

Employees should not voluntarily offer to recommend an insurance broker, accountant, real estate agent, attorney or other professional advisor to a client without first being specifically requested by the client to do so. The client should always first be advised to consult with the client’s own present legal or other professional advisor if he or she has one. If the client has none, then the employee may offer a recommendation, but only if and in every case, several names are given without in any way indicating favoritism.

H.	Speeches and Publications

As a general rule, employees should obtain the approval of their immediate supervisor prior to entering into any commitment to present a speech or prepare an article for publication which might be construed directly or indirectly as presenting the firm or the firm’s position on any matter.

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December 2012

I.	Relationships with Competitors

Employees are expected to observe the highest standards of ethical conduct in relationships with competitors. It is firm policy to emphasize the quality and competence of our services and employees rather than to criticize those of our competitors.

For legal and ethical reasons, employees are prohibited from entering into any arrangement with competitors for the purpose of setting or controlling prices, rates, trade practices or marketing policies.

Employees are prohibited from disclosing to competitors future plans of the firm or other information which has not been disclosed generally to the public.

X.	POLITICAL ACTIVITIES

It is the firm’s policy to support an awareness and interest in civic and political responsibility and to encourage individual participation in civic and political activities through voluntary action and involvement by its employees.

However, since election to public office may require commitment of considerable time and involve permanence of location, an employee should not accept candidacies or accept appointment to public office without the prior approval of his or her immediate supervisor and the Ethics Committee. Before becoming an appointee or candidate, going on the staff of a candidate or similar involvement in support of, or in opposition to, a ballot proposition, an employee should review the requirements of the applicable state’s public disclosure laws, if they apply. Employees should contact an attorney if in doubt as to the provisions of such public disclosure laws.

In all cases, employees seeking elective office or otherwise participating in political activities must do so in their individual capacity and not as representatives of the firm. In all such cases, neither the firm’s name nor its address should be used in connection with advertisements, campaign materials or the collection of funds.

XI.	WHISTLEBLOWER POLICIES AND PROCEDURES

WHV has established the following procedures for:

(a)

The receipt, retention, and treatment of complaints received by WHV regarding concerns regarding questionable compliance matters. Compliance matters are defined as matters relating to potential or actual violation of the U.S. Federal Securities Laws, fraud or illegal acts involving any aspect of the firm’s business, or any potential or actual violations of WHV’s policies and procedures.[9]

[9]

These concerns include intentional or material misstatements in regulatory filings, internal books and records, client records or reports, activity that is harmful to clients and material deviations from required controls and procedures that safeguard clients and the firm.

WHV Code of Ethics

December 2012

(b)	The confidential, anonymous submission by employees of WHV of concerns regarding questionable compliance matters (“reports of concerns”).

A.	Protection of Whistleblowers—No Retaliation

These policies and procedures are intended to enable individuals to raise concerns for investigation and appropriate action.

With this goal in mind and consistent with the policies of the WHV and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the WHV Audit Committee shall not retaliate or tolerate any retaliation by management of WHV directly or indirectly, including encouraging retaliation by others, against anyone who, in good faith, makes a report of a concern or provides assistance to the Audit Committee, the CCO, management or any other duly authorized person or group, including any governmental, regulatory or law enforcement body, investigating a report of a concern. If the CCO or Chairman of the Audit Committee becomes aware of a retaliatory action against a reporting person, the CCO or Chairman of the Audit Committee shall inform the Audit Committee of such action.

Nothing in these Policies and Procedures shall limit the authority of WHV to discipline, penalize, suspend or terminate any employee for good and sufficient reasons, which reasons shall not include having in good faith made a report of a concern or provided assistance to the Audit Committee, management or any other duly authorized person or group, including any governmental, regulatory or law enforcement body, investigating such report. A person’s right to protection from retaliation does not extend immunity for any complicity in the matters that are the subject of the concerns or any ensuing investigation.

B.	Submission and Receipt of Reports

Any employee having concerns of compliance matters may report such concerns to the CCO or the Chairman of WHV’s Audit Committee. In addition, reports of concerns may be submitted in writing by hardcopy letter or e-mail, or verbally by telephone or in-person, at the option of the reporting person.

In addition, reports of concerns may be made anonymously at the option of the reporting person. The CCO will establish and announce to all employees the confidential email addresses and/or telephone numbers for such reporting. Reporting persons who are willing to provide their names should indicate if they want their names kept confidential.

C.	Confidentiality

Reports of concerns, and investigations pertaining thereto, shall be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation. The Chief Compliance Officer, the Chairman of the Audit Committee, and members of the Ethics Committee shall take reasonable steps necessary to protect the identity of any person making a report of a Concern so as to prevent any officer, employee, contractor, sub-contractor or agent from being in a position to take any retaliatory action against such person making such report, including encouraging others to take retaliatory action.

WHV Code of Ethics

December 2012

D.	Handling and Investigation of Reports

Persons implicated in any potential wrongdoing will not be directing the WHV’s response to the report.

The CCO or the Chairman of the Audit Committee shall report to the Audit Committee all substantive reported concerns in a timely manner. The CCO or the Chairman of the Audit Committee shall track each report of concern on a separate docket. The Audit Committee shall investigate each concern to the extent that the Committee deems necessary, and appropriate corrective action will be recommended to the Board of Directors, if warranted by the investigation.

The Audit Committee shall have the authority to retain outside legal counsel, accountants, private investigators, or any other resource deemed necessary to conduct a full and complete investigation of any reported concern. The Audit Committee may, in its discretion, consult with any member of management who is not the subject of the allegation.

With respect to any or all responsibilities contained in these procedures, the Audit Committee may act between meetings by authority delegated to one or more members and recommend appropriate corrective action to the board.

The CCO or the Chairman of the Audit Committee shall report the status of all docketed reports of concerns to the Audit Committee and, if the Committee so directs, to the full Board of Directors.

E.	Considerations Relative to Whether a Committee Should Investigate a Report

In determining whether the Audit Committee should require special treatment of any report of concern, the Committee shall consider, among any other factors that are appropriate under the circumstances, the following:

1.	Who is the alleged wrongdoer? If an executive officer, senior financial officer or other high management official of WHV is alleged to have engaged in wrongdoing, that factor alone may be a compelling reason in favor of the Committee conducting the investigation.

2.	How serious is the alleged wrongdoing? The more serious the alleged wrongdoing, the more appropriate that the Committee should undertake the investigation. For example, if the alleged wrongdoing would constitute a crime involving the integrity of the financial statements of WHV, that factor alone may be a compelling reason in favor of the Audit Committee conducting the investigation.

WHV Code of Ethics

December 2012

3.	How credible is the allegation of wrongdoing? The more credible the allegation, the more appropriate that the Committee should undertake the investigation. In assessing credibility, the Committee should consider all facts surrounding the allegation.

F.	Recordkeeping

The Audit Committee shall retain as a part of its records any reports of concerns received pursuant to these Policies and Procedures, and any related documentation regarding investigations or remedial action with respect to any reported concerns, for a period of no less than seven (7) years from the end of the fiscal year in which the report was originally reported to the CCO or the Chairman of the Audit Committee. Any report of a concern received by the CCO, but not delivered by him or her to the Audit Committee, shall be retained by the CCO for a period of no less than seven (7) years from the date that the report was originally reported to the CCO.

WHV Code of Ethics

December 2012

APPENDIX A

WHV CODE OF ETHICS AND BUSINESS CONDUCT

GUIDING PRINCIPLES

These Guiding Principles are intended to provide direction for decision-making and action by everyone involved with the firm. It is our belief that each of the following commitments is equally important.

Commitment to Client

We are committed to providing excellence in service and education to our clients with the highest degree of confidentiality, integrity, trust and personal interaction. We strive to promote client satisfaction by offering quality service and products which are innovative and responsive to our clients’ current and changing needs. We want our clients to know that they are being well served and cared about as individuals.

Commitment to Employee

The firm is committed to maintaining an environment which encourages employees to grow professionally, to be creative and accepting of individual responsibility and to achieve the highest possible potential. The firm acknowledges its responsibility to employees to communicate honestly and openly, to state expectations clearly, to evaluate performance fairly and in a timely manner and to compensate equitably—all within a framework of equal opportunity for all employees.

Commitment of Employee to Firm

As employees, we are committed to learn and follow established policies and objectives, conduct ourselves professionally and enhance the reputation of WHV in the community. Recognizing the trust and confidence placed in us by our clients and community, we are committed to acting in every situation with the highest ethical standards in order to justify and preserve that confidence.

Commitment of Employee to Employee

As employees, we are committed to treat one another with integrity, courtesy and mutual respect, to cooperate with one another, to recognize each other’s unique skills and abilities and to help create an atmosphere characterized by open and honest communication within and across all levels of the firm. Such a climate is vital to maintaining individual initiative and the attainment of the firm’s goals and objectives.

WHV Code of Ethics

December 2012

Commitment to the Community

WHV is committed to be a good corporate citizen and a contributing member of the communities which we serve. We support community organizations and programs at the corporate level and by encouraging our employees to contribute their own time and talents to community organizations and projects of special interest to them. We consider social and environmental responsibilities in the conduct of our own affairs and on the part of those with whom we conduct business.

Commitment to Shareholders

We are committed to enhancing our reputation as a premier provider of investment management services. We will strive to provide our shareholders consistent growth and an attractive rate of return on their investment in the firm, and to provide them with full and timely information. We believe that our success in achieving these goals is directly dependent upon the successful achievement of the preceding five commitments.

WHV Code of Ethics

December 2012

APPENDIX B

Approved Brokerage Firm List

1.	Charles Schwab & Co

2.	E*Trade

3.	Merrill Lynch

4.	Morgan Stanley

5.	Scottrade

6.	TD Ameritrade

7.	Davenport

8.	Interactive Brokers

9.	Smith Barney/Citigroup

10.	T.Rowe Price

11.	UBS

12.	Wachovia